FOR IMMEDIATE RELEASE: Tuesday, April 6, 1999

CONTACT:	Gregory L. Wilson
		Chairman and President
		Bradley "T" Nielson
		Chief Financial Officer
		Mity-Lite, Inc.
		801-224-0589

                  MITY-LITE, INC. TO ACQUIRE CENTERCORE

OREM, UTAH - Mity-Lite, Inc. (Nasdaq: MITY), designer, manufacturer, and marketer of a variety of institutional furniture, today announced that the Company has entered into an agreement to acquire CenterCore Group, Inc., a privately-owned designer, manufacturer and marketer of office furniture, based in Plainfield, New Jersey. Terms of the transaction were not disclosed but involve the purchase of assets for cash. After acquiring the assets, Mity-Lite will move the operations from New Jersey to Marked Tree, Arkansas, where their affiliate, DO Group, has an underutilized manufacturing facility. Closing of the transaction, which is subject to board approval and certain other conditions set forth in the agreement, is expected within the next two weeks.
     CenterCore specializes in call center, 911 and group workstation environments. The Company's target markets include commercial and government call centers and several original equipment manufacturing (OEM) agreements. For the twelve months ended December 31, 1998, CenterCore generated sales of approximately $23.7 million. The new company, called C Core, Inc., will be a wholly owned subsidiary of Mity-Lite.
     "This acquisition follows our goal of enhancing the Company's growth through acquiring niche products," said Gregory L. Wilson, chairman and president of Mity-Lite. "We are confident this is a sound strategic step for Mity-Lite, considering the ongoing consolidation occurring in the office furniture industry and the benefits available to us from consolidation. CenterCore's focus is on call center systems. Our DO Group affiliate makes call center seating. This creates a natural marriage of these two entities. The addition of CenterCore's resources will significantly strengthen our competitive position in this call center market."

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     "CenterCore represents an excellent opportunity for us to leverage the manufacturing capacity and expand the seating sales of our partially owned affiliate, DO Group, Inc.," remarked Bradley T Nielson, chief financial officer of Mity-Lite. "Once the transition to Marked Tree is done, which should take approximately three to four months, we expect the business to make a positive contribution to our growth in both revenues and earnings."
     Founded in 1987, Mity-Lite, Inc. designs and manufactures institutional furniture, and markets these products in niche markets. The Company's operations consist of multipurpose room furniture, geriatric seating and, through an affiliate, speciality office seating and office systems. The Company's products are marketed under the Mity-Lite, Broda, Domore, DO3, Corel and JG tradenames. Headquartered in Utah, Mity-Lite serves national and international customers directly and through distributors.
     This release includes forward-looking statements relating to the proposed acquisition of CenterCore Group, Inc., the projected growth rate in C Core's sales in future years, and the opportunity to expand the call center market. These forward-looking statements may not be realized and are subject to uncertainties including CenterCore and Mity-Lite's ability to satisfy pre-closing conditions and consummate the propose acquisition, and Mity-Lite's ability to integrate C Core's assets effectively, realize expected sales growth in C Core and DO Group's operations, maintain or increase gross profit margins, and expand the call center market. No assurance is given that any of these forward looking statements will be realized.

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